Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:        Carla Burigatto (Media)
(856) 342-3737
carla_burigatto@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS SECOND-QUARTER RESULTS
Second-Quarter Sales Increased 6 Percent, Organic Sales Increased 3 Percent
Adjusted EBIT from Continuing Operations Increased 15 Percent
Second-Quarter Adjusted EPS from Continuing Operations Increased 19 Percent to $0.76
First-Half Adjusted EPS from Continuing Operations Decreased 4 Percent to $1.42
Company Reiterates Fiscal 2014 Guidance

CAMDEN, N.J., Feb. 14, 2014 - Campbell Soup Company (NYSE:CPB) today reported its results for the second quarter of fiscal 2014.
Second-Quarter Overview

•	U.S. Simple Meals Sales Rose 7 Percent; Earnings Increased 12 Percent

•	Including the Acquisition of Kelsen Group, Global Baking and Snacking Sales Were Up 14 Percent; Earnings Increased 19 Percent

•	U.S. Beverages Sales Declined 3 Percent; Earnings Decreased 16 Percent
The company reported earnings from continuing operations for the quarter ended Jan. 26, 2014, of $235 million, or $0.74 per share, compared with earnings of $171 million, or $0.54 per share, in the prior year. In the second quarter of fiscal 2014, the company and its joint venture partner Swire Pacific Ltd. agreed to restructure manufacturing and streamline operations for its soup business in China. The company recorded pre-tax restructuring charges of $13 million ($5 million after tax or $0.02 per share in earnings from continuing operations attributable to
Campbell Soup Company) related to this initiative. Excluding items impacting comparability in both periods, adjusted earnings from continuing operations increased 19 percent to $240 million compared with $201 million in the prior year’s quarter, and adjusted earnings per share from continuing operations increased 19 percent to $0.76 compared with $0.64 in the year-ago quarter. A detailed reconciliation of the reported financial information to the adjusted information is included at the end of this news release.
Denise Morrison, Campbell’s President and Chief Executive Officer, said, “We remain focused on strengthening our core business and expanding into higher-growth spaces as we reshape our portfolio to improve Campbell’s long-term growth trajectory. We made progress on both fronts in the second quarter after a slow start to the year. In the quarter, we delivered 6 percent reported net sales growth and 15 percent adjusted EBIT growth, driven by our core business and the Kelsen Group acquisition. We also closed on the divestiture of our European simple meals business. Finally, we maintained our steadfast focus on driving productivity and managing costs.
“Our improved performance included 7 percent growth in U.S. Simple Meals, driven largely by an increase of 5 percent in U.S. Soup sales reflecting strong holiday shipments and increased retailer inventory levels, as well as gains from our new ‘Campbell’s’ dinner sauces and ‘Prego’ white sauces. In Global Baking and Snacking, Pepperidge Farm continued to deliver growth in ‘Goldfish’ crackers, cookies and fresh bakery. Kelsen Group, which we acquired to expand our snacks business in developing markets, performed well in China and Hong Kong during their important holiday season. Indonesia continued to post double-digit sales growth. Bolthouse Farms also drove solid growth with double-digit sales increases in premium refrigerated beverages and salad dressings.”
Morrison continued, “We still face some challenges in U.S. Beverages and Australia, but we have taken steps to strengthen these businesses. In January, we transitioned ‘V8’ single-serve products to a new national distribution network that will focus on driving growth in immediate consumption channels over time. In Australia, we brought in new leadership for Asia Pacific, developed a more focused plan for our core biscuit business and implemented initiatives to reduce costs.”

Morrison concluded, “While I am encouraged by our second-quarter results, our team recognizes that our full-year guidance demands that we continue to deliver improved performance in the second half. We expect our U.S. Soup business to benefit from eight new soups that were launched last month, including our first Latin-inspired cooking soups. We anticipate a stronger second half from Pepperidge Farm, particularly in the ‘Goldfish’ franchise. We expect continued strong performance from Bolthouse Farms, which will launch an exciting suite of innovative new beverages and salad dressings this spring. We expect a more meaningful contribution from Plum Organics as the products impacted by the voluntary recall in November return to shelf. We also plan to improve profitability as we continue to focus on reducing costs and driving efficiency in our supply chain. We remain focused on executing against our aggressive but realistic plans to drive growth in the back half and deliver our full-year guidance.”
Campbell Reiterates Fiscal 2014 Guidance for Continuing Operations
The company confirmed its fiscal 2014 guidance. Campbell expects continuing operations to grow sales by 4 to 5 percent, adjusted EBIT to grow by 4 to 6 percent and adjusted EPS to grow by 2 to 4 percent, or $2.53 to $2.58 per share. Fiscal 2014 guidance includes the benefits of a 53rd week, acquisitions, the estimated impact of currency translation and the impact of presenting revenue on a net basis in connection with the company’s new business model in Mexico.
Second-Quarter Results from Continuing Operations
For the second quarter, sales from continuing operations increased 6 percent to $2.281 billion. Organic sales increased by 3 percent. The increase in sales for the quarter reflected the following factors:
▪Acquisitions added 5 percent
▪Volume and mix added 2 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 1 percent
▪Currency subtracted 2 percent
Second-Quarter Financial Details - Continuing Operations

▪
Gross margin was 35.7 percent compared with 35.2 percent a year ago. Excluding restructuring-related costs in the prior year, adjusted gross margin was 37.1 percent a year ago. The decline in gross margin was primarily due to cost inflation, supply chain activities and related costs and unfavorable mix, partly offset by productivity improvements and higher selling prices.

▪
Marketing and selling expenses decreased 3 percent to $268 million. The decrease was primarily due to lower marketing overhead expenses, lower advertising and consumer promotion expenses, reduced selling expenses and the negative impact of currency, partly offset by the addition of Kelsen Group and Plum Organics expenses.

▪
Administrative expenses decreased $21 million to $142 million, primarily due to lower incentive compensation costs, lower pension expenses and cost savings from recent restructuring initiatives, partly offset by the impact of acquisitions.

▪
EBIT was $361 million compared with $277 million in the prior-year quarter. Excluding items impacting comparability in both years, adjusted EBIT increased 15 percent to $374 million. Excluding Kelsen Group and Plum Organics operating results, adjusted EBIT increased 12 percent, primarily due to lower administrative expenses, increased organic sales and lower marketing expenses, partly offset by a lower gross margin percentage.

▪	Net interest expense decreased $2 million to $29 million.

▪
The tax rate in the quarter was 31.3 percent compared with 31.7 percent in the prior year. Excluding items impacting comparability in both periods, the current quarter’s adjusted tax rate was 31.0 percent compared to 32.7 percent in the prior year. The decrease was primarily due to lower taxes on foreign earnings in the current quarter.

First-Half Results from Continuing Operations
Earnings from continuing operations for the first half were $416 million, or $1.32 per share, compared with earnings of $403 million, or $1.28 per share, in the prior year. Excluding items impacting comparability in both periods, adjusted earnings from continuing operations decreased 4 percent to $449 million compared with $467 million in the prior year, and adjusted earnings per share from continuing operations decreased 4 percent to $1.42 compared with $1.48 in the year-ago period.

For the first half, sales from continuing operations increased 2 percent to $4.446 billion. Organic sales decreased by 1 percent. The increase in sales for the first half reflected the following factors:
▪Acquisitions added 4 percent
▪Volume and mix subtracted 1 percent
▪Price and sales allowances added 1 percent
▪Increased promotional spending subtracted 1 percent
▪Currency subtracted 2 percent
*Numbers do not add due to rounding
First-Half Financial Details - Continuing Operations

▪
Gross margin was 35.8 percent compared with 36.2 percent a year ago. Excluding restructuring-related costs in both years, adjusted gross margin in the first half was 35.8 percent, compared with 37.6 percent a year ago. The decline in gross margin was primarily attributable to cost inflation and supply chain activities and related costs, the impact of acquisitions and the previously-announced Plum Organics recall, partly offset by productivity improvements.

▪
Marketing and selling expenses increased 4 percent to $529 million. The increase was primarily driven by the addition of acquisitions and higher adverting and consumer promotion expenses, partly offset by the impact of currency and lower marketing overhead expenses.

▪
Administrative expenses decreased $28 million to $290 million, primarily due to lower incentive compensation costs, lower pension expenses and cost savings from recent restructuring initiatives, partly offset by the impact of acquisitions.

▪
EBIT was $666 million compared with $645 million in the prior-year period. Excluding items impacting comparability in both years, adjusted EBIT decreased 5 percent to $711 million. Adjusted EBIT declined primarily due to a lower gross margin percentage, lower organic sales and expenses related to the Plum Organics recall, partly offset by lower administrative expenses.

▪	Net interest expense decreased $5 million to $59 million, reflecting lower interest rates, partially offset by interest costs associated with acquisitions.

▪
The tax rate in the first half was 32.8 percent compared with 31.5 percent in the prior year. Excluding items impacting comparability in both periods, the current year’s adjusted tax rate was 31.6 percent compared to 32.3 percent in the prior year. The decrease was due to lower taxes on foreign earnings in 2014, partially offset by a favorable settlement of a state tax matter in 2013.

▪
Cash flow from operations was $363 million compared with $499 million in the prior year. The decline was primarily due to taxes paid on the divestiture of the European simple meals business and lower cash earnings in fiscal 2014.

Summary of Fiscal 2014 Second-Quarter and First-Half Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $894 million for the second quarter, an increase of 7 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix added 4 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	The acquisition of Plum Organics added 2 percent
U.S. Soup sales increased 5 percent compared with the year-ago quarter. U.S. Soup sales significantly benefitted from movements in retailer inventory levels. As expected, this year’s late Thanksgiving holiday and program timing had a positive impact on second-quarter soup sales.

▪	Sales of “Campbell’s” condensed soups increased 4 percent, driven by double-digit gains in cooking varieties. Sales of eating varieties were comparable to the year-ago quarter.

▪	Sales of ready-to-serve soups were comparable to the year-ago quarter, as gains in “Campbell’s Chunky” and “Campbell’s Homestyle” canned soups were offset by declines in microwavable soup varieties.

▪	Broth sales increased 21 percent, driven by double-digit volume gains in aseptic and canned broth.
Sales of U.S. Sauces increased 16 percent versus the prior-year quarter, with the acquisition of Plum Organics contributing 8 points of growth. Excluding the acquisition, sales increased 8 percent driven by gains in “Prego” pasta sauce, new “Campbell’s” Slow Cooker sauces and “Campbell’s” Skillet Sauces.

U.S. Simple Meals operating earnings increased 12 percent to $214 million. Operating earnings increased primarily due to productivity improvements, higher selling prices and lower marketing expenses, partly offset by cost inflation and supply chain activities and related costs.
For the first half, sales for U.S. Simple Meals increased 1 percent to $1.754 billion. A breakdown of the change in sales follows:

▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	The acquisition of Plum Organics added 2 percent
*Numbers do not add due to rounding
U.S. Soup sales decreased 1 percent due to a decline of 5 percent in ready-to-serve soups and a decrease of 1 percent in condensed soups, partly offset by a gain of 10 percent in broth.
U.S. Simple Meals operating earnings were $425 million in the first half compared with $465 million in the year-ago period, a decrease of 9 percent. Lower volumes, expenses related to the Plum Organics recall, increased promotional spending and higher advertising expenses were partly offset by higher selling prices. Productivity savings offset cost inflation and supply chain activities and related costs.
Global Baking and Snacking
Sales for Global Baking and Snacking were $639 million for the second quarter, an increase of 14 percent from a year ago. The acquisition of Kelsen Group contributed $92 million to sales growth. The increase in sales reflected the following factors:

▪	The acquisition of Kelsen Group added 16 percent

▪	Volume and mix added 1 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 4 percent
Further details of sales results included the following:

▪	Sales of Pepperidge Farm products increased, driven by higher selling prices and volume gains, partially offset by increased promotional spending.

◦	Sales of fresh bakery products increased versus the prior year, driven by volume gains in bread and stuffing.

◦	In cookies and crackers, sales increases were driven by gains in “Goldfish” snack crackers and “Pepperidge Farm” cookies, partly offset by declines in adult cracker varieties.

▪	Sales at Arnott’s decreased primarily due to the negative impact of currency and sales declines in Australia, which were partially offset by strong gains in Indonesia.
Operating earnings for the quarter were $88 million, an increase of 19 percent over the prior year. Operating earnings increased primarily driven by the acquisition of Kelsen Group, higher selling prices and productivity improvements, partly offset by cost inflation and higher promotional spending. The operating earnings increase reflects Kelsen Group’s operating results and growth in Pepperidge Farm, partly offset by lower earnings in Arnott’s.
For the first half, sales increased 10 percent to $1.248 billion. The acquisition of Kelsen Group contributed $144 million to sales growth. A breakdown of the change in sales follows:

▪	The acquisition of Kelsen Group added 13 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 4 percent
Operating earnings in the first half were $166 million compared with $159 million in the year-ago period, an increase of 4 percent. The increase in operating earnings was primarily driven by higher selling prices, productivity improvements and the acquisition of Kelsen Group, partially offset by cost inflation and higher promotional spending. The operating earnings increase reflected Kelsen Group’s operating results and growth in Pepperidge Farm, partly offset by lower earnings in Arnott’s and the unfavorable impact of currency.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $213 million for the second quarter, a decrease of 9 percent from a year ago. The sales decrease reflected the following factors:
▪Volume and mix added 2 percent
▪Price and sales allowances subtracted 2 percent
▪Decreased promotional spending added 1 percent
▪Currency subtracted 7 percent

▪Net accounting in Mexico subtracted 3 percent
Excluding the impact of currency and the net accounting impact associated with implementing the new business model in Mexico, sales increases in the Asia Pacific region were partly offset by declines in Latin America.

▪	In Canada, sales decreased due to the negative impact of currency. Excluding the impact of currency, sales gains in snacks and soup were offset by declines in beverages.

▪	In Latin America, sales declined primarily due to lower selling prices related to the implementation of the company’s new business model in Mexico.

▪	In the Asia Pacific region, sales decreased primarily due to the negative impact of currency, partly offset by sales gains in Malaysia and Japan.
Operating earnings were $38 million, an increase of 15 percent. The increase in operating earnings was primarily due to higher volumes, lower selling and administrative costs and productivity improvements, partially offset by lower selling prices and the unfavorable impact of currency.
For the first half, sales were $406 million, a decrease of 11 percent. Sales were impacted by the following factors:
▪Volume and mix subtracted 1 percent
▪Price and sales allowances subtracted 2 percent
▪Currency subtracted 6 percent
▪Net accounting in Mexico subtracted 2 percent
Excluding the impact of currency and the net accounting impact associated with implementing the new business model in Mexico, sales declines in Canada and Latin America were partially offset by gains in the Asia Pacific region.
Operating earnings in the first half were $58 million compared with $66 million in the year-ago period, a decrease of 12 percent primarily driven by lower selling prices and the unfavorable impact of currency, partly offset by lower administrative expenses.
U.S. Beverages
Sales for U.S. Beverages were $176 million for the second quarter, a decrease of 3 percent compared to the year-ago period. A breakdown of the change in sales follows:
▪Volume and mix subtracted 2 percent

▪Price and sales allowances subtracted 1 percent
The decrease in sales was driven by declines in “V8” beverages, primarily due to the impact of the transition to a new distribution network in single-serve immediate consumption channels.
Operating earnings for the quarter were $31 million compared with $37 million in the prior year, a decrease of 16 percent. The decrease in operating earnings was primarily driven by cost inflation and supply chain activities and related costs, partially offset by productivity improvements and lower administrative expenses.
For the first half, sales decreased 6 percent to $349 million. A breakdown of the change in sales follows:
▪Volume and mix subtracted 6 percent
▪Price and sales allowances subtracted 1 percent
▪Decreased promotional spending added 1 percent
Operating earnings in the first half decreased 18 percent to $55 million, primarily driven by volume declines, cost inflation and supply chain activities and related costs, partly offset by productivity improvements and lower advertising expenses.
Bolthouse and Foodservice
Sales for Bolthouse and Foodservice increased 2 percent for the quarter to $359 million. The increase was driven by favorable volume and mix.
Bolthouse Farms sales increased 6 percent, primarily driven by double-digit gains in premium refrigerated beverages and salad dressings, and growth in carrots, partly offset by sales declines in North America Foodservice, principally in soup.
Operating earnings increased by $6 million to $36 million. The increase in operating earnings was primarily due to reduced administrative expenses and productivity improvements, partly offset by cost inflation.
For the first half, sales increased 2 percent to $689 million, driven by the additional week from Bolthouse Farms. Excluding the additional week from Bolthouse Farms, segment sales were comparable to the prior year with gains in Bolthouse Farms, offset by declines in Foodservice. Bolthouse Farms organic sales were up due to double-digit growth in premium refrigerated beverages and salad dressings.
Operating earnings for the first half were $65 million compared with $64 million in the year-ago period. The increase in operating earnings was primarily driven by reduced administrative expenses and sales associated with the extra week, partly offset by a lower gross margin percentage and increased advertising for Bolthouse Farms.
Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $33 million compared with $80 million a year ago. The prior-year quarter included $40 million of restructuring-related costs. The balance of the decrease for the current quarter was primarily due to lower incentive compensation costs. Unallocated corporate expenses for the first half were $69 million compared with $146 million in the prior year. The current year included $2 million of restructuring-related costs and a $9 million loss on foreign exchange forward contracts related to the sale of the European simple meals business. The prior year included $61 million of restructuring-related costs and $10 million of transaction costs related to the Bolthouse Farms acquisition. The balance of the decrease for the first half was primarily due to lower incentive compensation costs and gains on foreign exchange transactions and open commodity hedges.
Results from Discontinued Operations
The company completed the divestiture of its European simple meals business to CVC Capital Partners on Oct. 28, 2013. Results for the European simple meals business are reported as discontinued operations. In the second quarter, the company recognized a net gain of $90 million after tax, or $0.28 per share, from the sale of the European simple meals business. For the first half, net earnings from discontinued operations were $81 million, or $0.26 per share.
Combined Continuing and Discontinued Operations
Combining results of continuing and discontinued operations for the second quarter, the company reported net earnings of $325 million compared with $190 million in the prior year. Net earnings per share were $1.03 compared with $0.60 in the prior year. For the first half, the company reported net earnings of $497 million compared with $435 million in the prior year. Net earnings per share were $1.57 compared with $1.38 in the prior year.
Non-GAAP Financial Information
A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on Feb. 14, 2014, at 9:30 a.m. Eastern Standard Time. Participants may access the call at +1 (703) 639-1328. The conference

ID is 1630990. Participants should call at least ten minutes prior to the starting time. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “Webcast-Live” button. A recording of the call will be available approximately two hours after it is completed through midnight on Feb. 28, 2014, at +1 (703) 925-2533. The access code is 1630990. A recording of the call can also be accessed online by visiting investor.campbellsoupcompany.com and clicking on the “News & Events” button, followed by the “Webcasts & Presentations” button. To download the new Campbell investor relations app, which offers access to SEC documents, news releases, audiocasts and more, please visit the Apple App store to download on your iPhone or iPad, or Google Play for your Android mobile device.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:
U.S. Simple Meals includes the following products: “Campbell’s” condensed and ready-to-serve soups, “Swanson” broth and stocks, “Prego” pasta sauces, “Pace” Mexican sauces, “Campbell’s” canned gravies, pasta and beans, “Swanson” canned poultry and “Plum Organics” food and snacks.
Global Baking and Snacking aggregates the following: Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; Arnott’s biscuits in Australia and Asia Pacific; and Kelsen cookies globally.
International Simple Meals and Beverages aggregates the retail business in Canada and the simple meals and beverages business in Asia Pacific, Latin America and China.
U.S. Beverages includes the following products: “V8” juices and beverages and “Campbell’s” tomato juice.
Bolthouse and Foodservice comprises Bolthouse Farms carrot products, including fresh carrots, juice concentrate and fiber; Bolthouse Farms super-premium refrigerated beverages and refrigerated salad dressings; and the North America Foodservice business. The North America Foodservice business encompasses the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and Pepperidge Farm products through various food service channels in the United States and Canada.

About Campbell Soup Company
Campbell Soup Company is a manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” “Bolthouse Farms,” “Plum Organics” and “Kjeldsens.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

Forward Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about future performance, particularly the company’s predictions about fiscal 2014 sales, EBIT and EPS. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market with product innovation, promotional programs and advertising; (2) the impact of changes in consumer demand for the company’s products; (3) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products, and pricing and promotional strategies; (4) the company’s ability to realize projected cost savings and benefits; (5) the company’s ability to manage changes to its business processes; (6) the practices and increased significance of certain of the company’s key customers; (7) the impact of fluctuations in the supply of and costs of energy, raw and packaging materials; (8) the impact of inventory management practices by the company’s customers; (9) the impact of portfolio changes, including the Bolthouse Farms, Plum Organics and Kelsen Group acquisitions and the European simple meals divestiture; (10) the uncertainties of litigation; (11) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (12) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (13) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 26, 2014	January 27, 2013
Net sales	$2,281	$2,162
Costs and expenses
Cost of products sold	1,467	1,400
Marketing and selling expenses	268	275
Administrative expenses	142	163
Research and development expenses	27	32
Other expenses	3	7
Restructuring charges	13	8
Total costs and expenses	1,920	1,885
Earnings before interest and taxes	361	277
Interest, net	29	31
Earnings before taxes	332	246
Taxes on earnings	104	78
Earnings from continuing operations	228	168
Earnings from discontinued operations	90	19
Net earnings	318	187
Net loss attributable to noncontrolling interests	7	3
Net earnings attributable to Campbell Soup Company	$325	$190
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$.75	$.54
Earnings from discontinued operations	.29	.06
Net earnings attributable to Campbell Soup Company*	$1.04	$.61
Dividends	$.312	$.58
Weighted average shares outstanding - basic	314	314
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.74	$.54
Earnings from discontinued operations	.28	.06
Net earnings attributable to Campbell Soup Company*	$1.03	$.60
Weighted average shares outstanding - assuming dilution	316	316
*The sum of the individual per share amounts may not add due to rounding.

In the second quarter of fiscal 2014, the company and its joint venture partner Swire Pacific Ltd. agreed to restructure manufacturing and streamline operations for its soup business in China. The company recorded pre-tax restructuring charges of $13 ($5 after tax or $.02 per share in earnings from continuing operations attributable to Campbell Soup Company) related to this initiative.
In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In the second quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $8 and restructuring-related costs of $40 in Cost of products sold (aggregate impact of $30 after tax or $.09 per share on earnings from continuing operations).

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 26, 2014	January 27, 2013
Net sales	$4,446	$4,367
Costs and expenses
Cost of products sold	2,855	2,784
Marketing and selling expenses	529	511
Administrative expenses	290	318
Research and development expenses	58	59
Other expenses	14	20
Restructuring charges	34	30
Total costs and expenses	3,780	3,722
Earnings before interest and taxes	666	645
Interest, net	59	64
Earnings before taxes	607	581
Taxes on earnings	199	183
Earnings from continuing operations	408	398
Earnings from discontinued operations	81	32
Net earnings	489	430
Net loss attributable to noncontrolling interests	8	5
Net earnings attributable to Campbell Soup Company	$497	$435
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$1.32	$1.28
Earnings from discontinued operations	.26	.10
Net earnings attributable to Campbell Soup Company*	$1.58	$1.39
Dividends	$.624	$.87
Weighted average shares outstanding - basic	314	314
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$1.32	$1.28
Earnings from discontinued operations	.26	.10
Net earnings attributable to Campbell Soup Company*	$1.57	$1.38
Weighted average shares outstanding - assuming dilution	316	316
*The sum of the individual per share amounts may not add due to rounding.

In the second quarter of fiscal 2014, the company and its joint venture partner Swire Pacific Ltd. agreed to restructure manufacturing and streamline operations for its soup business in China. The company recorded pre-tax restructuring charges of $13 ($5 after tax or $.02 per share in earnings from continuing operations attributable to Campbell Soup Company) related to this initiative.
In fiscal 2014, the company recorded pre-tax restructuring charges of $20 ($13 after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and in the Asia Pacific region.
In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In fiscal 2014, the company recorded pre-tax restructuring charges of $1 and restructuring-related costs of $2 in Cost of products sold (aggregate impact of $2 after tax or $.01 per share on earnings from continuing operations) related to the initiatives. In fiscal 2013, the company recorded pre-tax restructuring charges of $30 and restructuring-related costs of $61 in Cost of products sold (aggregate impact of $57 after tax or $.18 per share on earnings from continuing operations).
On October 28, 2013, the company announced that it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 ($6 after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in Other expenses in earnings from continuing operations. In addition, the company recorded tax expense of $7 ($.02 per share) in earnings from continuing operations associated with the sale of the business.
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs were included in Other expenses in earnings from continuing operations.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 26, 2014	January 27, 2013	Percent Change
Sales
Contributions:
U.S. Simple Meals	$894	$833	7%
Global Baking and Snacking	639	561	14%
International Simple Meals and Beverages	213	234	(9)%
U.S. Beverages	176	182	(3)%
Bolthouse and Foodservice	359	352	2%
Total sales	$2,281	$2,162	6%
Earnings
Contributions:
U.S. Simple Meals	$214	$191	12%
Global Baking and Snacking	88	74	19%
International Simple Meals and Beverages	38	33	15%
U.S. Beverages	31	37	(16)%
Bolthouse and Foodservice	36	30	20%
Total operating earnings	407	365	12%
Unallocated corporate expenses	33	80
Restructuring charges	13	8
Earnings before interest and taxes	361	277	30%
Interest, net	29	31
Taxes on earnings	104	78
Earnings from continuing operations	228	168
Earnings from discontinued operations	90	19
Net earnings	318	187	70%
Net loss attributable to noncontrolling interests	7	3
Net earnings attributable to Campbell Soup Company	$325	$190	71%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.74	$.54
Earnings from discontinued operations	.28	.06
Net earnings attributable to Campbell Soup Company*	$1.03	$.60	72%
*The sum of the individual per share amounts may not add due to rounding.

In the second quarter of fiscal 2014, the company and its joint venture partner Swire Pacific Ltd. agreed to restructure manufacturing and streamline operations for its soup business in China. The company recorded pre-tax restructuring charges of $13 ($5 after tax or $.02 per share in earnings from continuing operations attributable to Campbell Soup Company) related to this initiative.
In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In the second quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $8 and restructuring-related costs of $40 in Unallocated corporate expenses (aggregate impact of $30 after tax or $.09 per share on earnings from continuing operations).

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 26, 2014	January 27, 2013	Percent Change
Sales
Contributions:
U.S. Simple Meals	$1,754	$1,729	1%
Global Baking and Snacking	1,248	1,135	10%
International Simple Meals and Beverages	406	457	(11)%
U.S. Beverages	349	371	(6)%
Bolthouse and Foodservice	689	675	2%
Total sales	$4,446	$4,367	2%
Earnings
Contributions:
U.S. Simple Meals	$425	$465	(9)%
Global Baking and Snacking	166	159	4%
International Simple Meals and Beverages	58	66	(12)%
U.S. Beverages	55	67	(18)%
Bolthouse and Foodservice	65	64	2%
Total operating earnings	769	821	(6)%
Unallocated corporate expenses	69	146
Restructuring charges	34	30
Earnings before interest and taxes	666	645	3%
Interest, net	59	64
Taxes on earnings	199	183
Earnings from continuing operations	408	398
Earnings from discontinued operations	81	32
Net earnings	489	430	14%
Net loss attributable to noncontrolling interests	8	5
Net earnings attributable to Campbell Soup Company	$497	$435	14%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$1.32	$1.28
Earnings from discontinued operations	.26	.10
Net earnings attributable to Campbell Soup Company*	$1.57	$1.38	14%
*The sum of the individual per share amounts may not add due to rounding.

In the second quarter of fiscal 2014, the company and its joint venture partner Swire Pacific Ltd. agreed to restructure manufacturing and streamline operations for its soup business in China. The company recorded pre-tax restructuring charges of $13 ($5 after tax or $.02 per share in earnings from continuing operations attributable to Campbell Soup Company) related to this initiative.
In fiscal 2014, the company recorded pre-tax restructuring charges of $20 ($13 after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and in the Asia Pacific region.
In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In fiscal 2014, the company recorded pre-tax restructuring charges of $1 and restructuring-related costs of $2 in Unallocated corporate expenses

(aggregate impact of $2 after tax or $.01 per share on earnings from continuing operations) related to the initiatives. In fiscal 2013, the company recorded pre-tax restructuring charges of $30 and restructuring-related costs of $61 in Unallocated corporate expenses (aggregate impact of $57 after tax or $.18 per share on earnings from continuing operations).
On October 28, 2013, the company announced that it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 ($6 after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in Unallocated corporate expenses in earnings from continuing operations. In addition, the company recorded tax expense of $7 ($.02 per share) in earnings from continuing operations associated with the sale of the business.
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs were included in Unallocated corporate expenses in earnings from continuing operations.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	January 26, 2014	January 27, 2013
Current assets	$2,174	$2,264
Plant assets, net	2,241	2,361
Intangible assets, net	3,569	3,827
Other assets	135	141
Total assets	$8,119	$8,593
Current liabilities	$3,189	$2,891
Long-term debt	2,247	2,940
Other liabilities	1,284	1,607
Total equity	1,399	1,155
Total liabilities and equity	$8,119	$8,593
Total debt	$4,205	$4,429
Cash and cash equivalents	$293	$410

Reconciliation of GAAP to Non-GAAP Financial Measures
Second Quarter Ended January 26, 2014
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Organic Net Sales
Organic net sales exclude the impact of acquisitions, currency and presenting revenue on a net basis in connection with a new business model in Mexico in fiscal 2014. The company believes that organic net sales improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	January 26, 2014					January 27, 2013	% Change
(millions)	Net Sales, as reported	Impact of Currency	Impact of Acquisitions	Impact of Net Accounting	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$894	$—	$(17)	$—	$877	$833	7%	5%
Global Baking and Snacking	639	23	(92)	—	570	561	14%	2%
International Simple Meals and Beverages	213	16	—	7	236	234	(9)%	1%
U.S. Beverages	176	—	—	—	176	182	(3)%	(3)%
Bolthouse and Foodservice	359	1	—	—	360	352	2%	2%
Total Net Sales	$2,281	$40	$(109)	$7	$2,219	$2,162	6%	3%

Year-to-date
	January 26, 2014					January 27, 2013	% Change
(millions)	Net Sales, as reported	Impact of Currency	Impact of Acquisitions	Impact of Net Accounting	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$1,754	$—	$(32)	$—	$1,722	$1,729	1%	—%
Global Baking and Snacking	1,248	42	(144)	—	1,146	1,135	10%	1%
International Simple Meals and Beverages	406	27	—	10	443	457	(11)%	(3)%
U.S. Beverages	349	—	—	—	349	371	(6)%	(6)%
Bolthouse and Foodservice	689	2	(14)	—	677	675	2%	—%
Total Net Sales	$4,446	$71	$(190)	$10	$4,337	$4,367	2%	(1)%

Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain transactions that are not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results excluding these transactions.

The following items impacted gross margin and/or earnings:

(1)
In the second quarter of fiscal 2014, the company and its joint venture partner Swire Pacific Ltd. agreed to restructure manufacturing and streamline operations for its soup business in China. The company recorded pre-tax restructuring charges of $13 million ($5 million after tax or $.02 per share in earnings from continuing operations attributable to Campbell Soup Company) related to this initiative.

In the first quarter of fiscal 2014, the company recorded pre-tax restructuring charges of $20 million ($13 million after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and in the Asia Pacific region.

In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In fiscal 2014, the company recorded pre-tax restructuring charges of $1 million and restructuring-related costs of $2 million in Cost of products sold (aggregate impact of $2 million after tax or $.01 per share on earnings from continuing operations). In the second quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $8 million and restructuring-related costs of $40 million in Cost of products sold (aggregate impact of $30 million after tax or $.09 per share on earnings from continuing operations). The year-to-date 2013 impact was pre-tax restructuring charges of $30 million and restructuring-related costs of $61 million in Cost of products sold (aggregate impact of $57 million after tax or $.18 per share on earnings from continuing operations). For the year ended July 28, 2013, the company recorded pre-tax restructuring charges of $51 million and restructuring-related costs of $91 million in Cost of products sold (aggregate impact of $90 million after tax or $.28 per share on earnings from continuing operations).

(2)
On October 28, 2013, the company announced it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 million ($6 million after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in earnings from continuing operations. In addition, the company recorded tax expense of $7 million ($.02 per share) in earnings from continuing operations associated with the sale. In the fourth quarter of fiscal 2013, the company recorded an impairment charge on the intangible assets of this business of $396 million ($263 million after tax or $.83 per share) in earnings from discontinued operations. In addition, the company recorded $18 million in tax charges ($.06 per share) in earnings from discontinued operations representing taxes on the difference between the book value and tax basis of the business.

(3)
In the first quarter of fiscal 2013, the company incurred transaction costs of $10 million ($7 million after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. These costs were included in earnings from continuing operations.

(4)	Plum Inc. and Kelsen contributed $10 million to earnings before interest and taxes in the second quarter of fiscal 2014.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Three Months Ended
(millions, except per share amounts)	January 26, 2014	January 27, 2013	Percent Change
Gross margin, as reported	$814	$762
Add: Restructuring-related costs (1)	—	40
Adjusted Gross margin	$814	$802	1%
Adjusted Gross margin percentage	35.7%	37.1%
Earnings before interest and taxes, as reported	$361	$277
Add: Restructuring charges and related costs (1)	13	48
Adjusted Earnings before interest and taxes	$374	$325	15%
Interest, net, as reported	$29	$31
Adjusted Earnings before taxes	$345	$294
Taxes on earnings, as reported	$104	$78
Add: Tax benefit from restructuring charges and related costs (1)	3	18
Adjusted Taxes on earnings	$107	$96
Adjusted effective income tax rate	31.0%	32.7%
Earnings from continuing operations, as reported	$228	$168
Deduct: Net loss from noncontrolling interests	(7)	(3)
Earnings from continuing operations attributable to Campbell Soup Company, as reported	$235	$171
Add: Net adjustment from restructuring charges and related costs (1)	10	30
Deduct: Restructuring charges attributable to noncontrolling interest (1)	(5)	—
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$240	$201	19%
Earnings from discontinued operations, as reported	$90	$19
Adjusted Net earnings attributable to Campbell Soup Company	$330	$220	50%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$.74	$.54
Add: Net adjustment from restructuring charges and related costs attributable to Campbell Soup Company (1)	.02	.09
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.76	$.64	19%
Diluted earnings per share - discontinued operations, as reported	$.28	$.06
Diluted net earnings per share attributable to Campbell Soup Company, as reported*	$1.03	$.60
Add: Net adjustment from restructuring charges and related costs attributable to Campbell Soup Company (1)	.02	.09
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$1.04	$.70	49%
*The sum of the individual per share amounts may not add due to rounding.

	Year-to-Date
(millions, except per share amounts)	January 26, 2014	January 27, 2013	Percent Change
Gross margin, as reported	$1,591	$1,583
Add: Restructuring-related costs (1)	2	61
Adjusted Gross margin	$1,593	$1,644	(3)%
Adjusted Gross margin percentage	35.8%	37.6%
Earnings before interest and taxes, as reported	$666	$645
Add: Restructuring charges and related costs (1)	36	91
Add: Loss on foreign exchange forward contracts (2)	9	—
Add: Acquisition transaction costs (3)	—	10
Adjusted Earnings before interest and taxes	$711	$746	(5)%
Interest, net, as reported	$59	$64
Adjusted Earnings before taxes	$652	$682
Taxes on earnings, as reported	$199	$183
Add: Tax benefit from restructuring charges and related costs (1)	11	34
Add: Tax benefit from loss on foreign exchange forward contracts (2)	3	—
Deduct: Tax expense associated with sale of business (2)	(7)	—
Add: Tax benefit from acquisition transaction costs (3)	—	3
Adjusted Taxes on earnings	$206	$220
Adjusted effective income tax rate	31.6%	32.3%
Earnings from continuing operations, as reported	$408	$398
Deduct: Net loss from noncontrolling interests	(8)	(5)
Earnings from continuing operations attributable to Campbell Soup Company, as reported	$416	$403
Add: Net adjustment from restructuring charges and related costs (1)	25	57
Deduct: Restructuring charges attributable to noncontrolling interest (1)	(5)	—
Add: Net adjustment from loss on foreign exchange forward contracts (2)	6	—
Add: Tax expense associated with sale of business (2)	7	—
Add: Net adjustment from acquisition transaction costs (3)	—	7
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$449	$467	(4)%
Earnings from discontinued operations, as reported	$81	$32
Adjusted Net earnings attributable to Campbell Soup Company	$530	$499	6%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$1.32	$1.28
Add: Net adjustment from restructuring charges and related costs attributable to Campbell Soup Company (1)	.06	.18
Add: Net adjustment from loss on foreign exchange forward contracts (2)	.02	—
Add: Tax expense associated with sale of business (2)	.02	—
Add: Net adjustment from acquisition transaction costs (3)	—	.02
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$1.42	$1.48	(4)%
Diluted earnings per share - discontinued operations, as reported	$.26	$.10
Diluted net earnings per share attributable to Campbell Soup Company, as reported*	$1.57	$1.38
Add: Net adjustment from restructuring charges and related costs attributable to Campbell Soup Company (1)	.06	.18

Add: Net adjustment from loss on foreign exchange forward contracts (2)	.02	—
Add: Tax expense associated with sale of business (2)	.02	—
Add: Net adjustment from acquisition transaction costs (3)	—	.02
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$1.68	$1.58	6%
*The sum of the individual per share amounts may not add due to rounding.

Adjusted Earnings Before Interest and Taxes Excluding Acquisitions

	Three Months Ended
(millions)	January 26, 2014	January 27, 2013	Percent Change
Adjusted Earnings before interest and taxes	$374	$325
Deduct: Plum Inc. and Kelsen earnings (4)	(10)	—
Adjusted Earnings before interest and taxes, less acquisitions	$364	$325	12%

Year Ended
(millions, except per share amounts)	July 28, 2013
Gross margin, as reported	$2,912
Add: Restructuring-related costs (1)	91
Adjusted Gross margin	$3,003
Adjusted Gross margin percentage	37.3%
Earnings before interest and taxes, as reported	$1,080
Add: Restructuring charges and related costs (1)	142
Add: Acquisition transaction costs (3)	10
Adjusted Earnings before interest and taxes	$1,232
Interest, net, as reported	$125
Adjusted Earnings before taxes	$1,107
Taxes on earnings, as reported	$275
Add: Tax benefit from restructuring charges and related costs (1)	52
Add: Tax benefit from acquisition transaction costs (3)	3
Adjusted Taxes on earnings	$330
Adjusted effective income tax rate	29.8%
Earnings from continuing operations, as reported	$680
Deduct: Net loss from noncontrolling interests	(9)
Earnings from continuing operations attributable to Campbell Soup Company	$689
Add: Net adjustment from restructuring charges and related costs (1)	90
Add: Net adjustment from acquisition transaction costs (3)	7
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$786
Earnings (loss) from discontinued operations, as reported	$(231)
Add: Net impairment on European business (2)	263
Add: Tax expense on book and tax differences (2)	18
Adjusted Earnings from discontinued operations	$50
Adjusted Net earnings attributable to Campbell Soup Company	$836
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$2.17
Add: Net adjustment from restructuring charges and related costs (1)	.28
Add: Net adjustment from acquisition transaction costs (3)	.02
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$2.48
Diluted earnings (loss) per share - discontinued operations, as reported	$(.73)
Add: Impairment on European business (2)	.83
Add: Tax expense on book and tax differences (2)	.06
Adjusted Diluted earnings per share - discontinued operations	$.16
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$1.44
Add: Net adjustment from restructuring charges and related costs (1)	.28
Add: Net adjustment from acquisition transaction costs (3)	.02
Add: Net impairment on European business (2)	.83
Add: Tax expense on book and tax differences (2)	.06
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.64
*The sum of the individual per share amounts may not add due to rounding.